NEWS RELEASE
Contact: Troy D. Cook Executive Vice President & Chief Financial Officer 913-327-3109

NPC International, Inc. Reports Third Fiscal Quarter 2008 Earnings

OVERLAND PARK, KANSAS, (NOVEMBER 7, 2008) - NPC International, Inc. (the “Company”), today reported results for its third fiscal quarter and year-to-date period ended September 23, 2008.

THIRD QUARTER HIGHLIGHTS:

●	Comparable Store Sales grew +4.8% rolling over an increase of +4.9% last year.
●	Non-GAAP Adjusted EBITDA (reconciliation attached) of $20.5MM was below the prior year by $1.0MM or 4.5%.
●	Debt was $410.8MM; a decrease of $19.7MM from fiscal year end 2007.
●	The Company had $11.0MM in excess cash reserves which were partially used to finance the acquisition of 99 stores after quarter end.
●	Net income of $1.1MM was $0.8MM less than the $1.9MM recorded last year.

YEAR-TO-DATE HIGHLIGHTS:

●	Comparable Store Sales increased +4.1% rolling over growth of +3.0% last year.
●	Non-GAAP Adjusted EBITDA (reconciliation attached) of $67.9MM was below the prior year by $1.6MM or 2.3%.
●	Net income of $7.3MM was $1.7MM greater than the $5.6MM recorded last year.

The Company’s quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations are set forth in the Company’s Form 10-Q for the quarter ended September 23, 2008 filed with the SEC which can be accessed at www.sec.gov.

NPC’s President and CEO Jim Schwartz said, “In short we are very proud to report comparable store sales growth of 4.8% for the quarter, the highest reported comparable store sales growth of any of our national competitors. This result is especially impressive given that we are lapping very strong comparable store sales growth of 4.9% last year and competing in an increasingly unstable consumer environment. This quarter marks our ninth consecutive quarter of comparable store sales growth and a distinctive thirty-nine out of the last forty-one quarters. The Pizza Hut system’s increased national advertising presence combined with the new multi-layer marketing strategy including the continued promotion of Tuscani Pasta, continued to drive our top line performance during our third fiscal quarter.

We continued to face significant commodity pressure during our third quarter relative to the prior year, albeit less than the second quarter of 2008, and another federal minimum wage increase. Despite these significant challenges, we were able to maintain EBITDA to within 4.5% of last year’s amount due to strong top line sales growth and excellent labor and cost control by our restaurant teams. On a year-to-date basis we are within 2.3% of last year’s EBITDA level despite these significant and unprecedented cost pressures.

We believe that the balance of fiscal 2008 is largely unpredictable due to the considerable chaos that reigns in the domestic financial markets and mounting recessionary pressures. One cannot reliably predict how the consumer will respond to these pressures and increasing economic uncertainties. We are thankful that we are entering this period of financial uncertainty and significant unrest coming off of strong third quarter comparable store sales growth. However, it remains very clear that margins will continue to be a challenge for all restaurant operators due to continued significant commodity inflation and the recent federal minimum wage increase. We continue to believe that we are uniquely positioned to weather this storm, relative to our competitors, on the strength of Pizza Hut’s marketing strategies and our exceptional operating teams’ unique abilities to manage this difficult terrain.”

Third quarter net income was $1.1 million compared to net income of $1.9 million for the third quarter of 2007. Net income for the quarter was $0.8 million lower than the prior year primarily due to significantly higher commodity costs and increases in income taxes and general and administrative expenses which were only partially offset by increased net product sales, fees and other income and lower interest expense.

On a year-to-date basis net income was $7.3 million compared to net income of $5.6 million for the prior year to date. Net income was $1.7 million higher than the prior year due to increased net product sales and fees and other income as well as lower interest expense and depreciation and amortization expense which more than offset increases in general and administrative expenses and income taxes as well as significantly higher commodity costs.

Net product sales for the third quarter were $180.2 million, for an increase of $11.3 million or 6.7% compared to the same period of the prior year, due to a 4.8% increase in comparable store sales and an increase of 1.7% in equivalent units resulting mostly from the acquisition of 17 stores on September 26, 2007.

Net product sales for the year-to-date period were $547.0 million, for an increase of $42.2 million or 8.4% compared to the same period of the prior year, due to a 4.1% increase in comparable store sales and a 4.0% increase in equivalent units resulting mostly from the acquisition of 59 stores on March 13, 2007 and 17 stores on September 26, 2007.

Non-GAAP Adjusted EBITDA (reconciliation attached) for the third fiscal quarter was $20.5 million which was $1.0 million or 4.5% less than last year. On a year-to-date basis Non-GAAP Adjusted EBITDA was $67.9 million which was $1.6 million or 2.3% less than last year. Significant commodity pressure and increases in general and administrative expenses in the third quarter and year-to-date period were largely offset by increases in net product sales and fees and other income.

CONFERENCE CALL INFORMATION:

The Company’s Third Quarter Earnings conference call will be held November 10, 2008 at 9:00 am CST. You can access this call by dialing 866-356-4279. The international number is 617-597-5394. The access code for the call is 96883639.

Go to www.npcinternational.com and click on the Thomson Financial logo in the investor information section or go to www.earnings.com.

For those unable to participate live, a replay of the call will be available until November 21, 2008 by dialing 888-286-8010 (toll free in the U.S.) or by dialing international at 617-801-6888. The access code for the replay is 16715609.

A replay of the call is also available at the Company’s website at www.npcinternational.com.

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 978 Pizza Hut restaurants and delivery units in 27 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Company’s annual financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, incorporated into the Company’s Form 10-Q which can be accessed at www.sec.gov.

NPC INTERNATIONAL, INC.

Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)

	13 Weeks ended Sept. 23, 2008	% Net Product Sales	13 Weeks ended Sept. 25, 2007	% Net Product Sales
Net product sales	$180,247	100.0%	$168,922	100.0%
Fees and other income	6,189	3.4%	4,366	2.6%
Total net sales	186,436	103.4%	173,288	102.6%

Cost of sales (exclusive of depreciation and amortization)	51,597	28.6%	45,966	27.2%
Direct labor	50,709	28.1%	48,095	28.5%
Other restaurant operating expenses	60,174	33.4%	55,041	32.6%
General and administrative expenses	10,571	5.9%	9,873	5.8%
Corporate depreciation and amortization of intangibles	3,218	1.8%	3,035	1.8%
Net facility impairment charges	12	0.0%	90	0.1%
Net loss (gain) on disposition of assets	108	0.1%	(22)	0.0%
Total costs and expenses	176,389	97.9%	162,078	95.9%
Operating income	10,047	5.6%	11,210	6.6%
Other income (expense):
Interest expense	(8,141)	-4.5%	(9,483)	-5.6%
Miscellaneous	2	0.0%	(6)	0.0%
Total other expense	(8,139)	-4.5%	(9,489)	-5.6%
Income before income taxes	1,908	1.1%	1,721	1.0%
Provision for income taxes	771	0.4%	(131)	-0.1%
Net income	$1,137	0.6%	$1,852	1.1%

Capital Expenditures	$6,952		$8,555
Cash Rent Expense	$9,639		$9,129

	39 Weeks ended Sept. 23, 2008	% Net Product Sales	39 Weeks ended Sept. 25, 2007	% Net Product Sales
Net product sales	$546,976	100.0%	$504,799	100.0%
Fees and other income	17,184	3.1%	13,527	2.7%
Total net sales	564,160	103.1%	518,326	102.7%

Cost of sales (exclusive of depreciation and amortization)	156,151	28.5%	135,398	26.8%
Direct labor	154,204	28.2%	143,410	28.4%
Other restaurant operating expenses	176,431	32.3%	165,546	32.8%
General and administrative expenses	31,195	5.7%	28,959	5.7%
Corporate depreciation and amortization of intangibles	9,948	1.8%	9,282	1.8%
Net facility impairment charges	309	0.1%	438	0.1%
Net loss (gain) on disposition of assets	117	0.0%	(512)	-0.1%
Total costs and expenses	528,355	96.6%	482,521	95.6%
Operating income	35,805	6.5%	35,805	7.1%
Other income (expense):
Interest expense	(24,935)	-4.6%	(28,549)	-5.7%
Miscellaneous	(11)	0.0%	9	0.0%
Total other expense	(24,946)	-4.6%	(28,540)	-5.7%
Income before income taxes	10,859	2.0%	7,265	1.4%
Provision for income taxes	3,546	0.6%	1,641	0.3%
Net income	$7,313	1.3%	$5,624	1.1%

Capital Expenditures	$26,514		$22,103
Cash Rent Expense	$29,046		$26,998

NPC INTERNATIONAL, INC.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA(1)

(in thousands)

(Unaudited)

	13 Weeks Ending		39 Weeks Ending
	September 23, 2008	September 25, 2007	September 23, 2008	September 25, 2007

Net income	$1,137	$1,852	$7,313	$5,624
Adjustments:
Interest expense	8,141	9,483	24,935	28,549
Income taxes	771	(131)	3,546	1,641
Depreciation and amortization	10,252	9,834	30,576	32,292
Net facility impairment charges	12	90	309	438
Pre-opening expenses and other	187	334	1,237	957
Non-GAAP Adjusted EBITDA	$20,500	$21,462	$67,916	$69,501

(1) The Company defines Non-GAAP Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges and pre-opening expenses. Non-GAAP Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Non-GAAP Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under generally accepted accounting principles. Non-GAAP Adjusted EBITDA does not reflect cash outlays for capital expenditures or future contractual commitments; changes in, or cash requirements for, working capital; interest expense, or the cash requirements necessary to service interest or principal payments on indebtedness; or income tax expense or the cash necessary to pay income taxes. Because of these limitations, Non-GAAP Adjusted EBITDA should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness. Non-GAAP Adjusted EBITDA as defined above may not be similar to EBITDA measures of other companies. The Company has included Non-GAAP Adjusted EBITDA as a supplemental disclosure because management believes that Non-GAAP Adjusted EBITDA provides investors a helpful measure for comparing the Company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates. Management also uses Non-GAAP Adjusted EBITDA as one measure of operating performance, to assess compliance with financial ratios and covenants included in credit facilities and to evaluate potential acquisitions and dispositions. Set forth above is a reconciliation of net income to Non-GAAP Adjusted EBITDA.

7300 W 129th St.

Overland Park, KS 66213